Exhibit 99.1

NEWS RELEASE

CONTACT:	Gary S. Maier
(310) 972-5124

MOTORCAR PARTS OF AMERICA REALIGNS BOARD RESPONSIBILITIES

LOS ANGELES, CA – March 26, 2020 – Motorcar Parts of America, Inc. (Nasdaq:MPAA) today announced Jay Ferguson, a current member of the company’s board of directors, will assume the position of lead director, succeeding Scott Adelson’s role and responsibilities in this position.

Adelson, who will continue to serve as an active member of the board, is co-president and global co-head of corporate finance for the international investment banking firm Houlihan Lokey. Ferguson is the founder and managing partner of Vicente Capital Partners, a Los Angeles-based private equity fund.

The board consists of nine directors, eight of whom are independent.

 “We appreciate Scott’s contributions as our lead director for many years, and the additional time commitments such a position requires. Nonetheless, his continued engagement as a member of the board will be invaluable -- particularly as we complete our footprint expansion in Mexico and related strategic initiatives in our new fiscal year and also accelerate the introduction of brake products to a broader customer base,” said Selwyn Joffe, chairman, president and chief executive officer of Motorcar Parts of America, Inc.

“Jay’s background in private equity, investment banking and finance is well-suited for the additional responsibilities of being lead director. He has served on our board since 2016, and his insight, dedication and commitment will continue to be of tremendous value,” Joffe said.

About Motorcar Parts of America

Motorcar Parts of America, Inc. is a remanufacturer, manufacturer and distributor of non-discretionary automotive aftermarket parts -- including alternators, starters, wheel bearing and hub assemblies, brake calipers, brake master cylinders, brake power boosters, rotors, brake pads and turbochargers utilized in imported and domestic passenger vehicles, light trucks and heavy-duty applications. In addition, the company designs and manufactures test solutions for performance, endurance and production testing of electric motors, inverters, alternators, starters, and belt starter generators for the OE, aerospace, aftermarket and the defense industry. Motorcar Parts of America’s products are sold to automotive retail outlets and the professional repair market throughout the United States and Canada, with facilities located in New York, California, Mexico, Malaysia, Canada, China and India, and administrative offices located in California, Tennessee, Mexico, Singapore, Malaysia and Canada. Additional information is available at www.motorcarparts.com.

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The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors. Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in June 2019 and in its Forms 10-Q filed with the SEC for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

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